Freeport-McMoRan Copper & Gold Inc.

Announces Mandatory Redemption of its

Gold-Denominated Preferred Stock, Series I

NEW ORLEANS, LA, June 20, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today the mandatory redemption, on August 1, 2003, of its Gold-Denominated Preferred Stock and the related redemption of each outstanding depositary share representing 0.05 shares of its Gold-Denominated Preferred Stock (NYSE: FCX Pr B, CUSIP 35671D600).  There are currently 6.0 million depositary shares of FCX Pr B outstanding.

Each depositary share of FCX Pr B will be redeemed for a cash amount equal to 0.10 times the arithmetic average of the London P.M. gold fixing price for an ounce of gold in the London bullion market on each of the 20 trading days ending on July 30, 2003, plus accrued and unpaid dividends scheduled to be paid on August 1, 2003.

Written notice of the specific terms for the mandatory redemption, along with a transmittal form, will be mailed to registered holders of the depositary shares by Mellon Investor Services LLC (Mellon), the redemption agent, on or about June 23, 2003.  Registered holders of depositary shares will be instructed to deliver the transmittal form along with their certificates representing depositary shares to Mellon in order to receive the redemption amount plus any accrued and unpaid dividends.  Any questions may also be directed to Mellon at 1-800-777-3674.

The distribution of cash proceeds from the mandatory redemption will be a taxable event.  Depositary shareholders should consult their tax advisors regarding their individual circumstances.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our Internet website www.fcx.com.